EXHIBIT 10.1


                           EXECUTIVE SERVICE AGREEMENT


THIS EXECUTIVE SERVICE AGREEMENT (the "Agreement") is deemed made, entered into and effective this 30th day of April, 2008 (the "Effective Date").

Between: Morgan Creek Energy Corp. is a Nevada Corporation, with its principle business address at 5050 Quorum Drive Suite 700, Dallas Texas. 75257

                                                                (the "Company").


And:              Westhampton Ltd., is an Alberta  Corporation,  whose principal office is 2020 Bayshore Road SW, Calgary, AB, Canada T2V 1M3, through whom the General Services will be provided.

                                                                ("Westhampton").

And:              David  Urquhart, of 2020 Bayshore Road SW, Calgary, AB, Canada
T2V 1M3

                                                              (the "Executive").

WHEREAS:

A. The Company is a reporting company incorporated under the laws of the State of Nevada, U.S.A., and has its common shares listed for trading on the NASDAQ Over-The-Counter Bulletin Board;

B. The Company is involved in the principal business of acquiring, exploring and developing various resource properties of merit and particularly those resource properties which constitute oil and gas exploration and development prospects (collectively, the "BUSINESS");

C. The Executive is a Professional Engineer and has extensive experience in and specialized knowledge in providing consulting advise on exploration strategies, management and operational service considerations to mining, oil and gas exploration companies involved in the areas of Business carried out by the Company and has to date provided professional consulting services to the Company and acted in the capacity of its Director;

D. The Executive is currently an employee of Westhampton, providing professional services in connection with the various exploration related operations of Westhampton;

E. The Company desires to retain the Executive to be a Director, and furthermore to act in the capacity of President and Chief Executive Officer of the Company, and the Executive desires to accept such positions, in order to provide such related services to the Company (collectively, the "GENERAL SERVICES");

F. Westhampton is willing to allow the Executive to provide to the Company the General Services hereunder in accordance with the terms and conditions hereof.

G. Since the introduction of the Company to Westhampton and the Executive (in combination called the "Parties"), the Parties hereby acknowledge and agree that there have been various discussions, negotiations, understandings and agreements between them relating to the terms and conditions of the General Services and, correspondingly, it is their intention that the terms and conditions of this agreement (the "AGREEMENT") will replace, in their entirety, all such prior discussions, negotiations, understandings and agreements with respect to the General Services;


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H. The Parties hereto have agreed to enter into this Agreement  which  replaces, in its entirety, all such prior discussions, negotiations, understandings and agreements, and, furthermore, which necessarily clarifies their respective duties and obligations with respect to the General Services to be provided hereunder, all in accordance with the terms and conditions of this Agreement;

I. The Parties do not wish this Agreement to be an employment agreement and intend to maintain an independent contractor relationship whereby Westhampton will cause the Executive, as an employee of Westhampton, to provide the General Services hereunder. Westhampton shall be entitled to cause the Executive or other appropriate employees of Westhampton to allocate, in its discretion, the amount of time appropriate to providing General Services to the Company and the manner of the provision of any part of the General Services. Westhampton may choose the location from which the Executive's General Services are rendered, select the times during which such General Services are rendered, and the optimal form of communication through which to deliver or provide such General Services. Provided however, all decisions of Westhampton in rendering the General Services must be made in good faith, in the best mutual interests of Westhampton and the Company, and carried out in a manner that is generally consistent with accepted industry standards for the provision of such General Services.

J. This Agreement when duly signed and accepted by Westhampton and Executive; will define the duties. responsibilities and obligations of Westhampton and the Executive; set forth and provide the consideration, expense allowances and any other consideration offered or provided to Cleary hereunder; and as offered by the Company to other independent contractors providing professional services and consulting services to the Company.

NOW THEREFORE, in consideration of the recited ongoing relationship of the Parties and the promises, covenants, assurances, agreements and financial compensation provided by and between the Parties all of which is mutually acknowledged as good and sufficient consideration, by and between the Parties hereto, and the Company and the Executive hereby promise, covenant and agree as follows:

1.       REMUNERATION

1.1 The Company shall pay to Westhampton consideration, including a monthly invoiced service fee payments (the "Fee") and an expense allowance, as set out under Schedule "A" hereto (or such other rates or amounts as may from time to time be agreed to by and between Westhampton and the Company in writing and where so agreed, any changes or amendments hereto will be incorporated into this Agreement by the appropriate amendment to Schedule "A").

1.2 The terms and conditions for payment of monthly service fees, expense allowances, reimbursement for the cost of providing the General Services and other similar matters relating to financial consideration payable to Westhampton hereunder are only binding on the Parties and form part of this Agreement when reduced to writing, signed by the Parties or their respective authorized signatories, and provided either in the body of this Agreement or in the further terms and conditions attached hereto under Schedule "A".

1.3 The compensation provided for herein will be inclusive of any remuneration otherwise payable to the Executive may be for serving as a director of the Company or any subsidiary of the Company at the request of the Company during the currency of this Agreement.

2.       EXPENSES

2.1 The Company shall reimburse Westhampton the full amount for all expenses reasonably incurred by the Executive in the proper performance of the General Services, where such expenses are pre-approved under


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         this  Agreement,  pre-approved  in  writing by the  Company's  Board of
         Directors (the "Board") or the controller of the Company at any specified rate or amount, or upon the Executive providing such receipts or other evidence as the Company may reasonably require.

3. NOTICE OF TERMINATION AND TERMINATION OF THE AGREEMENT

3.1 Any Party can terminate this Agreement (herein called "Termination") upon thirty (30) days written notice (herein called "Notice of Termina-tion") to the other Parties.

3.2 In the event that the Company terminates this Agreement for any reason without providing the required Notice of Termination, then the Company shall pay Westhampton the amount of the Monthly Service Fee as provided in Schedule "A" hereto.

3.3 Westhampton is required to provide Notice of Termination herein to the Company and its failure to do so will entitle the Company to only pay the Monthly Services Fee on a prorated basis up to the date of the Termination by Westhampton without notice.

3.4 All expenses and other reimbursable cost payable to Westhampton hereunder are payable to the date of effective Termination where Notice of Termination is provided hereunder or to the date of actual Termination where the no Notice of Termination is provided hereunder.

4.       TERM OF AGREEMENT

4.1 Unless otherwise agreed to in writing by the Parties, this Agreement will commence on the Effective Date and continue on a month to month basis until Terminated (herein called the "Term"). The Term of this Agreement will continue for as long as David Urquhart remains the President and Chief Executive Officer of the Company, unless the Parties enter into a written agreement to extend, alter or amend it.

5.       GENERAL SERVICES

5.1 During the continuance of this Agreement the Company hereby agrees to appoint and to retain the Executive as a Director and as the President and Chief Executive Officer of the Company, respectively. The Executive hereby agrees to be subject to the direction and supervision of, and to have such authority as is delegated to the Executive by, the Board of Directors of the Company (the "Board"), consistent with such positions. The Executive also agrees to accept such positions in order to carry out the duties of a Director and to provide such related services, associated with the positions of President and Chief Executive Officer, as the Board may, from time to time, reasonably assign to the Executive and as may be necessary for the ongoing maintenance and development of the Company's various Business interests during the continuance of this Agreement (herein collectively described as the "GENERAL SERVICES"). Westhampton hereby approves of the appointment of the Executive to fulfill the General Services.

5.2 It being expressly acknowledged and agreed by the Parties that the Executive will initially commit to and provide to the Company the General Services on the basis set forth herein. In this regard it is hereby acknowledged and agreed that the Executive, as President and Chief Executive Officer, shall be entitled to communicate with and shall rely upon the immediate advice, direction and instructions of the Chairman of the Board, or upon the advice or instructions of such other Director or officer of the Company as the Chairman may, from time to time, designate as necessary, in order to initiate, coordinate and implement the General Services as contemplated herein subject, at all times, to the final direction and supervision of the Board.


5.3 Without in any manner limiting the generality of the General Services to be provided as set forth in Section 5.1 and 5.2 herein and subject to the provisions of letter "G" of the Recitals hereof, it is hereby


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         also   acknowledged   and  agreed  that  Executive  will,   during  the
         continuance  of  this  Agreement,   devote  a  substantial   amount  of
         professional and business effort, energy and enterprise, both as to the time and commitment, to the General Services.

5.4 The Executive will perform the said General Services faithfully, diligently, to the best of the Executive's capabilities with the resources at its disposal and in the best interests of the Company, taking into account the employment obligations of the Executive to Westhampton.

5.5 Included in the general definition and meaning of General Services, hereunder, are those duties, responsibilities and obligations that the Executive has agreed to be bound by as a Director.

5.6 In any event the Executive will not engage in any activity which is in a conflict of interests with its engagement under this Agreement or contrary to the best interests of the Company or Westhampton. In that regard, the Executive, Westhampton and the Company shall regularly consult and make necessary and appropriate records available to one another to assure them, and each of them, that no potential or actual conflict of interest arises in the performance of the responsibilities hereunder by the Executive.

6.       CONFIDENTIALITY, NON-DISCLOSURE, NON-COMPETITION AND NON-CIRCUMVENTION

6.1 Subject to the provisions of Section 5.6 hereof to prevent conflicts of interest, Cleary and the Executive hereby covenant, promise and agree that they will be provided with confidential, proprietary and valuable information by the Company about its clients, properties, prospects and financial circumstances from time to time during the currency of this Agreement, in order to permit the Executive to properly, effectively and efficiently carry out its tasks, duties and activities hereunder. However, by providing such disclosure of Confidential Information to the Executive, the Company relies on the Executive to hold such information as confidential and only disclose the same to those parties, whether directors, officers, employees, agents, representatives or clients and contacts of the Executive "who need to know", in order that the Executive can carry out the objects of this Agreement as provided for herein and as communicated as between the Company and the Executive during the currency of this Agreement. Due to the nature of the relationship of the Executive to the Company no more precise limitations can be placed on the Executive's use and disclosure of Confidential Information received from the Company pursuant hereto than as described herein.

6.2 The general nature of the Agreement between the Parties is that of Westhampton and the Executive (in combination herein called the "Independent Contractor") acting as an independent contractor and consultant to the Company, whereby the Independent Contractor will act on the Company's behalf in the promotion of the Company's interests and by way of introductions, consulting to and advising of the Company on matters related to the Business. With the broad mandate and scope of this relationship the Company must rely on the fiduciary duty of good faith that the Executive owes the Company as provide under this Agreement and as a Director and Officer of the Company, when the Company is making disclosure to the Independent Contractor of Confidential Information about Business opportunities and competitive advantages which the Company has cultivated and developed. All Confidential Information is disclosed to the Executive is disclosed on the strict condition that the Independent Contractor, will not now or at any future time, use such Confidential Information received from the Company hereunder in any manner inconsistent with the best interests of the Company, except with the express written permission of the Company. The result of these terms and conditions of disclosure of Confidential Information to the Independent Contractor by the Company is that the Independent Contractor will:

         (a) Only disclose such Confidential Information on a "need to know" basis, but it will be up to the Independent Contractor's reasonable discretion in acting on behalf of and in the best interests of the Company to determine what group or groups "need to know" about such information pursuant to the nature and scope of this Agreement;


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         (b)      The disclosure of confidential information from the Company to the Independent Contractor further to the intents and purposes of this Agreement will prohibit the Independent Contractor from directly or indirectly using the Confidential Information in a manner that is in conflict with or contrary to the best interests of the Company, except with the Company's written consent;

         (c) The Independent Contractor will not use Confidential Information in a manner that in the view of the Company would constitute a direct or indirect use for a purpose which is in competition with the best interests of the Company or would be a circumvention of the Company's right or interest in a particular Business opportunity.

         (d) The meaning of Confidential Information (herein called "Confidential Information") will include any information disclosed by the Company that is declared by the Company either verbally or in writing, depending on the means of communication of such Confidential Information by the Company to the Independent Contractor.

         (e) The restrictions on disclosure of Confidential Material do not apply to any of the following circumstances:

         (i) Information forming part of the public domain, which became such through no disclosure or breach of this Agreement on the Independent Contractor's behalf;

         (ii) Information which the Independent Contractor can independently prove was received from a Third Party, which was legally entitled to disclose such information;

         (iii) Information which the Independent Contractor is legally obligated to disclose in compliance with any applicable law, statute, regulation, order, ruling or directive of an official, tribunal or agency which is binding on the Executive, provided that the Independent Contractor must also provide the Company with notice of such disclosure at or before releasing or disclosing the Confidential Information to such official, tribunal or agency so that the Company is afforded an opportunity to file a written objection to such disclosure with such official, tribunal or agency.

6.3 The Independent Contractor understands, acknowledges and agrees that the covenants to keep the Confidential Information confidential and not disclosed it to Third Parties, except in conformity with this Agreement, is necessary to protect the proprietary interests of Company in such Confidential Information and a breach of these covenants would cause significant loss to the Company in regard to its competitive advantage, market opportunities and financial investment associated with protection of its Confidential Information.

6.4 The Independent Contractor further understand, acknowledge and agrees that a breach of these covenants of confidentiality, non-disclosure, non-competition and non-circumvention under this Section 6 (in combination the "Covenants of Confidentiality, Non-Circumvention and Non Disclosure"), will likely cause such irreparable harm to the Company that damages alone would be an inadequate remedy and the Independent Contractor consent and agree such equitable remedies including injunctive relief against any further breach which are reasonably justified in addition to any claim for damages based on a breach of these Covenants of Confidentiality, Non-Circumvention and Non Disclosure.

6.5 The Parties mutually acknowledge, confirm and agree that the Covenants of Confidentiality, Non-Circumvention and Non-Disclosure will survive Termination of this Agreement and will continue to bind the Independent


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         Contractor  to protect  the  Company's  interest  in such  Confidential
         Information disclosed pursuant hereto.

7. CHANGE OF CONTROL.

7.1 Where a Change of Control occurs prior to the Termination of this Agreement, then the Independent Contractor will be entitled at any time within one (1) month of the occurrence of the Change of Control, to terminate this Agreement by giving the other Party thirty (30) days notice in writing of the Independent Contractor's intention to terminate the Agreement. In the event that the Independent Contractor Terminates the Agreement, then the Company or the legal successor to the Company (where a Change of Control involves a merger, take-over, acquisition or similar arrangement accompanying the Change of Control, which actually or effectively results in the elimination of the Company as a separate or subsisting legal entity whereby it is replacement by the legal successor which will hereinafter be call the "Successor Company"), will be obligated to pay a Termination bonus (the "Termination Bonus") to the Independent Contractor equal to the Fee for one (1) month together with all unpaid amounts due and owing to the Independent Contractor by the Company at the time of such Termination.


7.2 Payment of the Termination Bonus to the Executive pursuant to sub-section 7.1 will be made by the Company or the Successor Company within thirty (30) days of the date that the notice of termination was delivered by the terminating Party, and such Termination Bonus will only be payable where:

         (a) the Independent Contractor is not in breach of any of the terms and conditions of this Agreement such that the Company or the Successor Company, as the case may be, is legally entitled to terminate this Agreement pursuant hereto;

         (b) the Independent Contractor has previously executed this Agreement and thereby provided it's joint and several consent and agreement in writing that: such Termination Bonus together all other outstanding monies duly owing to the Executive will, upon payment pursuant to this sub-sections 7.2 and 7.3, will constitute a full and final payment and consideration, in settlement of any and all outstanding claims or potential claims, that the Independent Contractor has or may have against the Company or the Successor Company, or their respective Board of Directors, Officers, successors or other assigns, arising out of or in relation to the Independent Contractor relationship to the Company or the Successor Company under this Agreement;

         (c) the Independent Contractor delivers a duly executed copy of such signed release and waiver of claim as prepared by the Company or the Successor Company pursuant to the settlement, satisfaction and accord arrangements provided under (b) above.

7.3 Where the Change of Control triggers the obligation of the Company or the Successor Company to pay the Termination Bonus pursuant to 7.1 and
         7.2 herein, the Independent Contractor will have the right to exercise any stock options granted under this Agreement or as may have been granted to the Executive in his capacity as either and officer or director of the Company, for a period of ninety (90) days from the date of Termination (the "Post Termination Exercise Period"). Unless prohibited by law or the constitution of the Company or the Successor Company, where any of the Independent Contractor's Stock Options would not have otherwise vested and thereby be exercisable by the Independent Contractor before the expiry of the Post Termination Exercise Period, the Company will elect to do either one of the following, (on the advise of its corporate and securities attorney):

         (a) extend the Post Termination Exercise Period; or,


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         (b) collapse the length of the stock option vesting period, so that the
         Independent Contractor's total issued stock options in the Company securities (if any) can be legally exercised by the Independent Contractor within the Post Termination Exercise Period,

         where the Independent Contractor so choses to exercise such of the Company's stock options as are in their possession at the time of Termination.

General Clauses

8.       GOVERNING LAW, JURISDICTION AND CURRENCY

8.1 This Agreement shall be governed by and interpreted in accordance with the laws of the State of Nevada, without giving effect to the principles of conflicts of law thereof.

8.2 Unless otherwise mutually agreed to in writing by the Parties, any action, proceeding or arbitration in regard to a dispute or direction relating to the subject matter of this Agreement will be solely within the jurisdiction of the appropriate court, tribunal or arbitrator of competent jurisdiction within the State of Nevada.

8.3 Unless otherwise expressly provided for herein or agreed upon in writing by the Parties, all references to money or money consideration are deemed to be in United States Currency ("US$")

9.       NOTICE

9.1 All notices to be given with respect to this Agreement, unless otherwise provided for, shall be given to Cleary, the Company and the Executive at the respective addresses, fax numbers and email addresses shown below or otherwise communicated by the Parties to each other for such notice and service matters during the currency of this Agreement.

9.2 All notices, requests, demands or other communications made by a Party will be deemed to have been duly delivered: (i) on the date of personal delivery utilizing a process server, courier or other means of physical delivery to the intended recipient ("Personal Service"); or (ii) on the date of facsimile transmission (the "Fax") on proof of receipt of the Fax; or (iii) on the date of electronic mail (the "email") with verifiable proof of receipt of such email; or (iv) on the seventh (7th) day after mailing by registered mail with postage prepaid ("Registered Mail"), to the Party's address, Fax number, email address set out in this Agreement or such other addresses Fax numbers or email address as the Parties or their Representatives may have from time to time during the currency of this Agreement or thereafter and communicated to the other Parties for the purposes of this Agreement.

                          To: Morgan Creek Energy Corp.

                          C/o Sierra Corporate Services
                        100 W. Liberty Street, 10th Floor
                                 Reno, NV 89501
                               Tel: (775) 778 2000
                               Fax: (775) 778 2000

                                       Or


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                       C/o Diane D. Dalmy, Attorney At Law
                              8965 W. Cornell Place
                            Lakewood, Colorado 80227
                               Tel: (303) 985-9324
                               Fax: (303) 988-6954
                           Emaile:ddalmy@earthlink.net

                               To: David Urquhart
                               C/o David Urquhart,
                            Of 2020 Bayshore Road SW,
                           Calgary, AB, Canada T2V 1M3
                               Tel: (403) 852 7765
                              davidu@westhampton.ca

                              To: Westhampton Ltd.

                               C/o David Urquhart,
                            Of 2020 Bayshore Road SW,
                           Calgary, AB, Canada T2V 1M3
                               Tel: (403) 852 7765
                              davidu@westhampton.ca



10.      ENTIRE AGREEMENT

10.1 This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and replaces, restates in full and supersedes all other prior agreements and understandings, both written and oral.

10       ASSIGNMENTS

10.1 The Parties agree that neither will assign this Agreement without prior written consent of the other Party.

11.      INUREMENT

11.1 This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and authorized assigns. Any attempt by either party to assign any rights, duties or obligations that may arise under this Agreement without the prior written consent of the other party shall be void.

12.      ENTIRE AGREEMENT AND SEVERANCE

12.1 This document contains the entire agreement between the Parties with respect to the subject matter hereof, and neither Party is relying on any agreement, representation, warranty, or other understanding not expressly stated herein. In the event that any provision of this Agreement will be held to be invalid, illegal or unenforceable in any circumstances, the remaining provisions will nevertheless remain in full force and effect and will be construed as if the unenforceable portion or portions were deleted.

13.      TIME IF OF THE ESSENCE


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13.1     Time is of the  essence  in  this  Contract.  A  waiver  of the  strict performance requirements hereunder in on instance will not constitute a waiver for any other instance where time for performance is specified this Contract.

14       COUNTERPARTS AND EXECUTION ELECTRONICALLY

14.1 Where the Parties hereto or their authorized signatories have signed, sealed and duly executed this Agreement effective the date above shown whether as a whole document in original form or in several counterparts; each such counterpart shall be considered as an original and in combination comprises the formal execution hereof. The Parties acknowledge and consent to the execution of this Agreement and all related documents and notices pursuant hereto by electronically scanned signatures or facsimile transmission, either of which will constitute good and sufficient execution, service and notice for all intents and purposes hereunder and will be deemed to be as effective as if an originally "signed-in-hand" physical document was used instead.


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IN WITNESS WHEREOF this Agreement is hereby signed,  sealed and duly executed by the Parties or their duly authorized signatories on the Effective Date first above written.




The COMMON SEAL of Morgan Creek Energy Corp.)
was affixed in the presence of              )
                                            )
                                            )              (C/S)
                                            )

Authorized Signatory                        )


The COMMON SEAL of Westhampton Ltd.         )
was affixed in the presence of:             )
                                            )
                                            )              (C/S)
                                            )

Authorized Signatory                        )



SIGNED, SEALED and DELIVERED by             )
David Urquhart in the presence of:          )
                                            )
                                            )
                                            )
____________________________________________)
Signature of Witness                        )
                                            )
                                            ) __________________________________
                                            )   David Urquhart
                                            )
____________________________________________)
Address of Witness                          )
                                            )
                                            )
                                            )
                                            )
____________________________________________
Name and Occupation of Witness              )

                   Schedule A - ESA of Independent Contractor

                        FINANCIAL TERMS AND ARRANGEMENTS

1.    Monthly Fees for General Services

The Company will pay to the Independent Contractor the amount of US$10,000.00 as a monthly service fee (herein called the "Fee")

2.    Other Matters

2.1   As further consideration for this Agreement, the Parties agree as follows:

      (1) The Company will grant to Independent Contractor stock options representing five hundred thousand (500,000) shares at one dollar (US$1.00) per share.